Exhibit 10. 31 Agreement between the Company and Direct 1 Source dated June 25, 2008

SUNOVIA ENERGY TECHNOLOGIES, INC. STRATEGIC SALES, MARKETING, SOURCING CONSULTING & REPRESENTATIVE AGREEMENT

This agreement ("Agreement") is made on June 25, 2008 (the "Effective Date") by and between Sunovia Energy Technologies, Inc., (hereinafter "COMPANY") and Direct 1 Source Corporation (hereinafter "REPRESENTATIVE").

WHEREAS, COMPANY is currently engaged in the manufacturing and/or sale of solid state lighting fixtures, renewable energy products, and electrical and mechanical engineering services (hereinafter "Services"); and

WHEREAS, REPRESENTATIVE is a professional organization that is capable and skilled in the sales and marketing of the Services to Customers both domestically and internationally (hereinafter "Customers"); and

WHEREAS, both parties deem it in their best interest for REPRESENTATIVE to undertake such sales of COMPANY Services to the Customers as specified,

NOW, THEREFORE, in consideration of the premises and intending to be legally bound hereby,

COMPANY and REPRESENTATIVE agree as follows:

1. COMPANY appoints REPRESENTATIVE as its non-exclusive sales REPRESENTATIVE to the Customers and grants the right and license in said Customers during the term of this Agreement, to sell the Services provided by COMPANY subject to the following requirements and conditions:

2. REPRESENTATIVE accepts said appointment upon the terms and conditions herein set forth.

3. COMPANY shall pay to REPRESENTATIVE a sales commission, as set forth in Appendix A, calculated on the Net Purchase Orders of all Products and Services sold by REPRESENTATIVE to the Customers during a payment period. Net purchase orders are defined as the total invoice amount less discounts, returns, bad debts, allowances, shipping and handling charges.

4. COMPANY shall be responsible to pay REPRESENTATIVE a one-time Tooling Costs fee (the "Tooling Cost Fee") of fifty thousand dollars ($50,000) as set forth for the wireless LED switch covers herein. REPRESENTATIVE implicitly understands and agrees that COMPANY shall not be responsible to pay the Tooling Cost Fee if the sales forecasts (as set forth in Appendix B hereto) are not achieved. COMPANY may elect to immediately pay the "Tooling Cost Fee" to REPRESENTATIVE upon the delivery of a purchase order by REPRESENTATIVE to COMPANY that warrants, in COMPANY'S sole discretion, the immediate payment of the Tooling Cost Fee.

5. COMPANY shall pay REPRESENTATIVE its reasonable, out-of-pocket, preapproved expenses as incurred by REPRESENTATIVE in connection with its performance under this Agreement. REPRESENTATIVE shall not incur any expenses without the express prior written consent of COMPANY. REPRESENTATIVE agrees to provide COMPANY with copies of any receipts, ledgers and other records as may be reasonably appropriate for COMPANY to verify the amount and nature of such expenses.

6. Commissions shall not accrue, nor be payable, for Non-Commissionable Items. NonCommissionable Items are defined sales for products and services that do not have a gross profit margin such as: charges for documentation, third party software, labeling and trade dress, nonrecurring engineering, experimental samples, tools, equipment, test fixtures and software, development or experimental products, special testing, paperwork training and other services, import and customs duties and levies, value added and sales taxes, order cancellation modification-rescheduling fees, storage, unloading and insurance and all similar items; and (ii) any consignment sale or shipment, such as samples, first articles and development products for which COMPANY is not likely to be paid.

7. If price is the determining factor to secure an order because of competitive conditions or other circumstances and it is necessary to reduce the normal pricing for such Services, then COMPANY and REPRESENTATIVE agree to reduce the commission, to a mutually acceptable level, in order to finalize the sale of the Services to that particular Customer.

8. Commissions due on these sales shall be paid within 15 days after the end of the month in which the payment is both received and becomes negotiable to the COMPANY. COMPANY is to provide monthly billing statements for any business that was transacted by REPRESENTATIVE during the payment period, which is to include purchase orders, invoices, amounts billed and amounts received by COMPANY. REPRESENTATIVE shall have the right to audit related COMPANY records on a periodic basis and without unreasonable disruptions of the COMPANY'S business and operations.

9. REPRESENTATIVE agrees:

To secure, in writing, an Exclusive License Agreement for the three patents (Patent Numbers 5,473,517 and 5,713,655 and 6,010,228) to the COMPANY; and

To expediently manage the liquidation of the current US and China inventory (7,276 individual units) that is owned or controlled by the inventors at no obligation to the COMPANY with no royalty payments or Commissions to be paid by the COMPANY to the inventors or the REPRESENTATIVE for this inventory; and

To work within COMPANY's Engineering and Manufacturing Services division to establish a low cost production strategy and product life cycle strategy for the Backup LED Light product line that is based upon the assigned patents listed in Section

8.1. above, and other LED based products that are defined and developed by the COMPANY; and

To work with the big box retail channels (Wal-Mart, Lowes, Home Depot, etc.) to get the COMPANY's products established, approved, and sold into these channels. Also to work with international customers and/or markets; and

To work within the COMPANY's LED products division to secure the appropriate sales, marketing, and account managers that are required to service the established sales channels; and

To provide strategic marketing information specific to the efficient development and penetration of domestic and foreign LED lighting markets that are identified by the COMPANY and/or the REPRESENTATIVE; and

To provide strategic marketing information and advice to COMPANY specific to the development of LED products that REPRESENTATIVE believes to have vast market appeal; and

To define comprehensive sourcing and product life cycle management for the COMPANY's products; and

To provide suggestions specific to contractual terms and conditions between COMPANY and various entities, including but not limited to, customers and vendors; and

To interface and collaborate with other COMPANY's contractors, subcontractors, buyers, VARs, employees, etc. in all aspects associated with the successful sales and marketing of any and all COMPANY products and Services; and

To achieve the quarterly sales minimums that are set forth in Appendix B hereto, and to provide quarterly status reports to the President, or to such other REPRESENTATIVEs as the COMPANY may designate, that details the following items:

1) Pertinent marketing data required by COMPANY to plan and formulate policies.

2) At least ninety (90) days prior to the expiration of the original or any successive Term, REPRESENTATIVE shall submit, in writing, a sales forecast to COMPANY that details the REPRESENTATIVE's expected sales for the subsequent twelve (12) month period.

1. To make all reasonable efforts to cooperate with COMPANY by providing assistance with the integration and implementation of product life cycle systems, including, but not limited to, the following: order processing, inventory management, packaging, shipping, order tracking, invoice reporting, warranty, repair and end of life processing; and

m. To Conduct all of its business in its own name or as a Senior Director of Business Development of COMPANY, and to be completely responsible for the payment of any expenses associated with its selling efforts, unless otherwise agreed to, in writing, by both parties hereto as per the attached Appendix A.

10. Nothing contained in this agreement shall be construed to imply that REPRESENTATIVE is an officer, employee, or party of COMPANY. REPRESENTATIVE is an independent contractor responsible solely for its actions. The REPRESENTATIVE must operate with the highest ethical and professional levels at all times. The parties hereto expressly understand and agree that REPRESENTATIVE is an independent contractor in the performance of each and every part of this Agreement and is solely responsible for all of its employees and agents and its labor costs, including all applicable Social Security taxes, employment taxes and other statutory withholdings, and expenses arising in connection therewith, and for any and all claims, liabilities or damages or debts of any type whatsoever that may arise on account of REPRESENTATIVE's activities, or those of its employees or agents in the performance of this Agreement.

11. This Agreement is effective on the date first written above, the Effective Date, and shall continue in full force and effect for one (l) year or until cancelled in writing by either party, with or without cause (the "Term"). Election to terminate shall be subject to thirty (90) days advance notice in writing by the party so terminating. The effects of terminations shall be as follows:

a. If termination is instituted by COMPANY for any reason, commissions will accrue and be paid for all orders of same or similar products booked and shipped up to

(18) months after the date of termination or until existing purchase orders, purchase agreements or forecasts in place at the time of termination are fulfilled, whichever is longer.

b. If termination is instituted by REPRESENTATIVE, then REPRESENTATIVE shall be entitled to commissions for orders booked on or before the date of termination and paid within 90 days from the date of termination.

c. Upon termination or expiration of this Agreement for any reason whatsoever, REPRESENTATIVE: i) shall immediately discontinue any use of the name, logos, type, trademarks or slogans of COMPANY, ii) shall immediately discontinue all representations or statements from which it might be inferred that any relationship exists between COMPANY and REPRESENTATIVE; and iii) will cease to promote, solicit orders for or procure orders for Services (but will not act in any way to damage the reputation of COMPANY or the Services). Upon termination, all trade names, patents, designs, drawings, engineering, photographs, samples, literature, and sales aids of every kind, or other COMPANY data, shall remain the property of COMPANY, and REPRESENTATIVE shall prepare such in its possession with reasonable promptness for shipment, f.o.b. the shipping point, as may be directed by COMPANY. REPRESENTATIVE shall not make or retain copies of any "confidential" items or information, with which it may have been entrusted as such, which, however, shall not include the regular exchange of business correspondence normally involved under the operation of this Agreement. In addition, REPRESENTATIVE will immediately return to COMPANY, as COMPANY may direct, all goods, circulars, catalogs, price lists, articles and other materials belonging to COMPANY and in the custody of REPRESENTATIVE, including any and all confidential information of COMPANY.

d. Upon termination by either party for any reason, the COMPANY's cash compensation obligations and equity compensation obligations as set forth herein, and within Appendix A, shall immediately cease. COMPANY shall be liable to compensate REPRESENTATIVE, on a prorated basis, for any cash and/or equity earned by REPRESENTATIVE up to the date of termination.

12. This Agreement and the attached Appendices constitute the entire agreement of the parties hereto and supersedes any and all prior oral or written agreements or representations. This Agreement may not be amended or modified except by written agreement signed by both parties hereto. No provision of this Agreement may be waived except in writing signed by the party granting such waiver.

13. The REPRESENTATIVE and its employees, agents and REPRESENTATIVEs shall hold in strict confidence and use its reasonable endeavors to protect from disclosure to and use by third parties confidential information and materials furnished and disclosed to the REPRESENTATIVE regarding the Services, the Customers and COMPANY's business and marketing plans. Further, upon termination of its opportunity hereunder, the REPRESENTATIVE shall cause all such confidential information and materials to be promptly returned to COMPANY at the REPRESENTATIVE's expense and cease to use any reference to COMPANY in any of its selling activities.

14. The parties acknowledge entering into a separate non-disclosure agreement relating to Sunovia Energy Technologies' confidential information, attached as Exhibit A ("NonDisclosure Agreement"). The terms of the Non-Disclosure Agreement are incorporated herein by this reference. In the event of a conflict between the Non-Disclosure Agreement and this Agreement, the terms providing greater protection to Sunovia Energy Technologies, Inc. and its confidential information and Trade Secrets shall be determinative.

15. In the event any dispute or controversy shall arise between REPRESENTATIVE and COMPANY, the resolution of the same shall be accomplished by arbitration in accordance with the standard provisions of the American Arbitration Association.

16. The terms set forth herein shall be governed by and construed in accordance with the laws of the State of Florida.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized REPRESENTATIVEs, as of the day and year first above written:

COMPANY

By: Sunovia Energy Technologies, Inc

Name: Bob Fugerer

Title: President

Signature:

Date:

REPRESENTATIVE

By: Direct 1 Source

Name: Kurt Crim

Title: Director

Slgnature:

Date:

Appendix A: Compensation Schedule

1. Commissions

Commissions will accrue on sales based on the following schedule:

a. Commissions will be paid on purchase order dollar volume by customer, per the following:

Two percent (2%) shall be paid to: Direct 1 Source 12524 Twin Branch Acres Road Tampa, FL 33626

Note: 2% commission is the standard commission rate paid by the Company Both parties explicitly understand and agree that any sale of the Services by REPRESENTATIVE to a Customer that requires the company reduce its standard pricing for the Services will result in a decreased commission to REPRESENTATIVE from the company The Parties hereto agree to negotiate a fair and reasonable commission for the REPRESENTATIVE should a reduction in pricing be necessary to finalize a transaction with a Customer. The parties agree that each individual Customer purchase order, project and/or opportunity where a reduction in standard pricing is required will be reviewed on a case-by-case basis, and that the objective of the review is to achieve a mutually beneficial outcome. This shall be mutually agreed to and documented in writing upon occurrence.

Commissions do not accrue and are not payable for Non-Commissionable Items as defined in Section 4.

All purchase orders for Services from Customers are to be written to Company. Company assumes all responsibilities for purchase orders, invoicing, and credit.

Commissions shall be due and payable by Company to REPRESENTATIVE as per the terms and conditions established and set forth herein.

Cash Compensation

f. Company agrees to pay REPRESENTATIVE one hundred thousand dollars ($100,000) per year in twelve (12) monthly payments of $8,333.33. COMPANY will not withhold any taxes from said monthly payments, and REPRESENTATIVE shall be responsible for any and all applicable taxes associated with the monthly payment. COMPANY shall issue a 1099 tax statement to REPRESENTATIVE. REPRESENTATIVE shall be solely responsible for any and all applicable taxes associated with any and all Commission payments and the twelve (12) monthly cash payments totaling $100,000.

Equity Compensation

g. COMPANY agrees to pay REPRESENTATIVE a total of five hundred thousand (500,000) shares of common stock during the Term. The shares shall be issued to REPRESENTATIVE as follows:

(i) one hundred twenty-five thousand (125,000) shares of Sunovia Energy Technologies, Inc. restricted common stock on October 1, 2008;

(ii) one hundred twenty-five thousand (125,000) shares of Sunovia Energy Technologies, Inc. restricted common stock on Jan 1, 2009;

(iii) one hundred twenty-five thousand (125,000) shares of Sunovia Energy Technologies, Inc. restricted common stock on April 1, 2009;

(iv) one hundred twenty-five thousand (125,000) shares of Sunovia Energy Technologies, Inc. restricted common stock on July 1, 2009

("the Equity Payment").

REPRESENTATIVE shall be responsible for any and all applicable taxes associated with the Equity Payment.

Performance Bonus Compensation

h. Performance Compensation Package. COMPANY shall pay to REPRESENTATIVE the following "Bonus Compensation" for superior performance during a fiscal quarter as per the standard terms and conditions set forth herein. The Bonus Compensation will be based upon total net revenues generated by REPRESENTATIVE. Recurring revenues from Customers secured by REPRESENTATIVE shall be included for as long as Customer purchases the Products from COMPANY.

BONUS COMPENSATION SCHEDULE

Net Revenues during a fiscal Quarter Bonus Compensation

$250,000 -$500,000 0.5 % of net revenues $500,000 -$750,000 1.0 % of net revenues $750,000 -$1 million 1.5 % of net revenues $1 million -$1.5 million 2.0 % of net revenues $1.5 million -$2.5 million 2.5 % of net revenues $2.5 million + 3.0 % of net revenues

Appendix B -REPRESENTATIVE's Annual Sales Commitment